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                                                                    Exhibit 23.1


                          Independent Auditors' Consent
                          -----------------------------


The Board of Directors and Shareholders
Antares Pharma, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-20389, 333-40483, 333-64480) on Form S-8 and registration statement (Nos. 333-61950 and 333-96739) on Form S-3 of Antares Pharma, Inc. (formerly known as Medi-Ject Corporation) of our reports dated March 12, 2002, with respect to the consolidated balance sheets of Antares Pharma, Inc. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, shareholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which reports appear in the December 31, 2001, annual report on Form 10-K of Antares Pharma, Inc.

The audit report on the consolidated financial statements of Antares Pharma, Inc. and subsidiaries referred to above contains an explanatory paragraph that states that the Company's negative working capital, recurring losses and negative cash flows from operations raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements and financial statement schedule included in the annual report on Form 10-K does not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the cumulative deferral method of revenue recognition for licensing arrangements in 2000.


                                       /s/ KPMG LLP

Minnapolis, Minnesota
September 18, 2002